Exhibit 99.1

NANOPHASE ANNOUNCES FOURTH QUARTER AND 2007 RESULTS

21% Fourth Quarter Revenue Growth; 36% Annual Revenue Growth

Romeoville, IL, February 7, 2008 – Nanophase Technologies (Nasdaq: NANX), a technology leader in nanomaterials and advanced nanoengineered products, announced fourth quarter and fiscal 2007 results.

For the quarter ending December 31, 2007, total revenue was $2.62 million compared to $2.17 million for the fourth quarter of 2006, representing a 21% revenue increase year-over-year (YOY) and the highest fourth quarter revenue in the Company’s history. Nanophase reported a fourth quarter 2007 net loss of $1.16 million, or $0.06 per share, compared with a net loss for the 2006 fourth quarter of $1.6M million, or $0.08 per share.

For the year ended December 31, 2007, Nanophase’s revenue increased to $12.21 million, compared to $8.99 million in 2006, representing total revenue growth of 36% YOY. During 2007, gross margin on sales increased to 26% of revenue, versus 22% in 2006, due to increased volume. Nanophase reported a 2007 net loss of $3.59 million, or $0.18 per share, compared with a net loss of $5.18 million, or $0.28 per share in 2006. For 2007 cash used for operations totaled $1.6 million, which was a 50% reduction or improvement from $3.2 million during 2006, reflecting increased volume and higher gross margins. Ending 2007, Nanophase noted that it had $16.7 million in cash and equivalents, which management deems to be more than adequate to fund the Company over its planning horizon.

“2007 was another solid year of revenue growth, gross margin expansion, and technical progress,” noted Joseph Cross, Nanophase’s President and CEO. “Each of these measures is a key focal point for the Company and has seen consistent material improvement over the last three years. Beginning in 2005, revenue has grown over 30% each year and gross margins have now almost doubled in the last 24 months. As our business model predicts and growth has demonstrated, increasing volume with a relatively fixed overhead cost results in higher gross product margins.”

“Nanophase is increasingly focused on developing and delivering ready-to-use nanomaterial solutions to customers and target markets. Due to our novel ability to incorporate nanomaterials into customer-specific formulations with engineered dispersions, we have been able to add increased value to nanomaterial products, which has generated new business opportunities and led to revenue growth.” Cross noted during 2007 most of the Company’s key market segments experienced growth. Personal care product volume increased more than 10% year-over-year, revenue for industrial coatings increased over 500%, and architectural coating product volume increased over 50%.

Cross noted that the Company had implemented initiatives to improve sales and marketing during 2007 by hiring Kevin Wenta, as EVP of Sales and Marketing, and David Nelson as Vice President of Sales – both with excellent experience in chemical sales. Throughout 2007, Nanophase has been improving its sales processes and honing application development to increase the Company’s depth of understanding in focus applications and markets. “The increased understanding and direct application testing allows Nanophase to approach a market or customer opportunity with clear data on the value and performance of nanomaterials for their particular products,” stated Cross. “We anticipate that increased application development should increase our sales success and reduce the time-to-market.” Nanophase plans to add to its sales and marketing staff during 2008 to allow the Company to directly sell into additional markets.

Summary 2007 Highlights

1.	Intellectual property: Nanophase received two US patents during 2007, and owns or licenses 18 United States and 49 foreign patents and patent applications. Additionally, Nanophase has accumulated considerable proprietary process and application knowledge that the Company believes provides significant market(s) advantages.

2.	Introduced innovative nanoengineered products for water-based formulations, including printed electronics, antimicrobials, and architectural coatings. For example in architectural coatings the nanoengineered products typically improve the scratch and mar resistance of the coating by more than 300% while retaining high gloss.

These new coating products will be sold globally through Nanophase’s market partner, BYK Chemie; other applications will be marketed and sold directly by Nanophase.

3.	Recertified the Company’s facilities and processes to ISO9001:2000, the internationally recognized standard of manufacturing and quality excellence, and ISO14001:2004, the international environmental management standard.

4.	Achieved 99.1% Customer Service Level on product shipments and, again, had NO customer quality returns.

5.	Nanophase employees reached a new safety record achieving 850,000 continuous working hours without a lost time accident.

6.	As a responsible corporate citizen, Nanophase continued to operate all manufacturing facilities in compliance with State and Federal hazardous waste (RCCA), air emissions, and wastewater permits, while meeting or exceeding applicable OSHA, TSCA, and hazardous materials requirements.

Markets and Outlook

Nanophase expects continuing revenue growth despite some specific changes compared to 2007 revenue. Cross noted that the Company invoked customer surcharges for certain products to cover the dramatic increase in commodity (raw material) costs experienced during the last half of 2006, which were part of the product pricing during 2007. Recently, commodity costs have significantly moderated and Nanophase has reduced surcharges accordingly. At today’s price levels, Nanophase would have had approximately $500,000 less in surcharge revenue during 2007. “While surcharges increased revenue during 2007, as they are applied as a billing adder, in some cases they also reduce product margins when we are not fully able to recover escalated underlying material costs,” Cross stated. “So, while revenues can be reduced when commodity prices go down, gross margin, in both dollar and percentage terms, actually may increase.”

Entering 2008, the Company has limited visibility regarding the possible impact of current market and economic conditions, particularly the decline in new housing, on demand for architectural and flooring products. Cross noted that revenue for both of these markets has been expanding over the past 24 months, but principally during 2007, aided in part by demand required to initially stock retail locations. Nanophase expects appreciable growth in electronics, primarily nanomaterials for CMP, and has received purchase orders and delivery schedules for $1.3 million during 2008, or about 70% growth over 2007. The Company also expects growth in sunscreens and personal care products during 2008, mainly during the second half as new EU UV regulations are predicted to increase usage for UVA protection.

For 2008, the Company estimates revenue growth of 5% to 15%. Cross noted that on a year-over-year comparison to 2007, based on current customer forecasts, the Company expects lower revenues during the first half of 2008 followed by growth during the second half. Cross stated “Current economic uncertainty in some of our markets (particularly architectural coatings), inventory builds during the first half of 2007, and the need to make-up 2007 commodity surcharge revenue, leads us to expect modest growth for 2008. We are watching the first quarter closely given this uncertainty, but anticipate lower revenues in the first half of 2008 followed by increased revenue run rate in the second half.”

Nanophase has scheduled its quarterly conference call for February 7, 2008 at 4:00PM CST (5:00PM EST), which will be hosted by Joseph Cross, president and CEO, and Jess Jankowski, CFO. The call may be accessed through the Company’s website, www.nanophase.com, and clicking on the link under Investor Relations and Calendar of Events. If you are unable to attend, a replay will be available through February 14, 2008 by dialing 706-645-9291 and entering code 32772211, or by logging onto the Company’s website and following the above directions.

Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 18 United States and 49 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings or on its website.

This press release contains words such as “expects”, “shall”, “will” , “believes” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s Form 10K filed March 14, 2007, and other filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

NANOPHASE TECHNOLOGIES CORPORATION

BALANCE SHEETS

	As of December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$563,075	$132,387
Investments	16,145,844	8,434,793
Trade accounts receivable, less allowance for doubtful accounts of $13,000 and $22,000 on December 31, 2007 and 2006, respectively	1,403,206	1,459,391
Inventories, net	1,085,364	923,223
Prepaid expenses and other current assets	298,464	534,407

Total current assets	19,495,953	11,484,201

Equipment and leasehold improvements, net	7,409,666	7,608,326
Other assets, net	781,266	651,218

	$27,686,885	$19,743,745

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debts	$—	$—
Current portion of capital lease obligations	43,110	32,972
Current portion of deferred other revenue	127,273	127,273
Accounts payable	238,295	478,694
Accrued expenses	1,584,656	1,643,585

Total current liabilities	1,993,334	2,282,524

Long-term debt, less current maturities and unamortized debt discount	1,512,507	1,383,707
Long-term portion of capital lease obligations	31,430	50,552
Deferred other revenue, less current portion	74,243	201,515

	1,618,180	1,635,774

Contingent liabilities:	—	—

Stockholders' equity:
Preferred stock, $.01 par value; 24,088 authorized and no shares issued and outstanding	—	—
Common stock, $.01 par value; 30,000,000 shares authorized; 21,088,068 and 18,995,581 shares issued and outstanding on December 31, 2007 and December 31, 2006, respectively	210,881	189,956
Additional paid-in capital	90,201,131	78,380,962
Accumulated deficit	(66,336,641)	(62,745,471)

Total stockholders' equity	24,075,371	15,825,447

	$27,686,885	$19,743,745

NANOPHASE TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS

	Years ended December 31,
	2007	2006	2005
Revenue:
Product revenue	$11,766,565	$8,612,705	$6,444,444
Other revenue	442,543	378,133	357,463

Total revenue	12,209,108	8,990,838	6,801,907

Operating expense:
Cost of revenue	9,032,187	7,057,707	5,827,719

Gross Profit	3,176,921	1,933,131	974,188

Research and development expense	1,773,565	2,127,862	1,934,528
Selling, general and administrative expense	5,427,863	5,302,836	4,422,011
Lease accounting adjustment	—	—	279,810

Loss from operations	(4,024,507)	(5,497,567)	(5,662,161)
Interest income	661,512	366,701	295,935
Interest expense	(154,515)	(52,469)	(50,273)
Other, net	(73,660)	5,505	32,888

Loss before provision for income taxes	(3,591,170)	(5,177,830)	(5,383,611)
Provision for income taxes	—	—	—

Net loss	$(3,591,170)	$(5,177,830)	$(5,383,611)

Net loss per share-basic and diluted	$(0.18)	$(0.28)	$(0.30)

Weighted average number of common shares outstanding	20,038,868	18,344,334	17,937,932

NANOPHASE TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS—EXPANDED SCHEDULE

	Years ended December 31,
	2007	2006	2005
Revenue:
Product revenue	$11,766,565	$8,612,705	$6,444,444
Other revenue	442,543	378,133	357,463

Total revenue	12,209,108	8,990,838	6,801,907

Operating expense:
Cost of revenue detail:
Depreciation	1,106,242	951,899	882,867
Non-cash equity compensation	45,144	34,805	4,935
Other costs of revenue	7,880,801	6,071,003	4,939,917

Cost of revenue	9,032,187	7,057,707	5,827,719

Gross Profit	3,176,921	1,933,131	974,188

Research and development expense detail:
Depreciation	232,180	246,261	259,627
Non-cash equity compensation	92,831	133,507	23,953
Other research and development expense	1,448,554	1,748,094	1,650,948

Research and development expense	1,773,565	2,127,862	1,934,528

Selling, general and administrative expense detail:
Depreciation and amortization	82,838	71,559	86,021
Non-cash equity compensation	435,430	476,898	44,421
Write-down of equipment	75,152	—	—
Patent Abandonment	—	149,811	—
Lease accounting adjustment	—	—	279,810
Other selling, general and administrative expense	4,834,443	4,604,568	4,291,569

Selling, general and administrative expense	5,427,863	5,302,836	4,701,821

Loss from operations	(4,024,507)	(5,497,567)	(5,662,161)
Interest income	661,512	366,701	295,935
Interest expense	(154,515)	(52,469)	(50,273)
Other, net	(73,660)	5,505	32,888

Loss before provision for income taxes	(3,591,170)	(5,177,830)	(5,383,611)
Provision for income taxes	—	—	—

Net loss	$(3,591,170)	$(5,177,830)	$(5,383,611)